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                THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)

                             SECRETARY'S CERTIFICATE

I, STPHEN L. ROSEN, Assistant Secretary of THE MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.) (the "Company"), a corporation existing under the laws of the State of Michigan, hereby certify that the following is a true copy of a Resolution adopted at the meeting of the Board of Directors of the Company held on June 7th, 2000, and that the same has not been revoked or modified and remains in full force and effect as of the date of this Certificate:

                       Amendment of the Company's By-laws

          RESOLVED, that:

          1. Paragraph 2 of Section 1 of Article VII of the By-laws of the Company is hereby deleted and replaced by the following:

               "The Executive Committee shall consist of two or more members. Any vacancy shall be filled by the Board of Directors."

          2. The amendment shall take effect upon filing with the Department of Insurance of the State of Michigan.

GIVEN AND CERTIFIED, at the City of Toronto, Province of Ontario, with the Common Seal hereto affixed by the undersigned having custody of the same as Secretary of the Company, this 7th day of June, 2000.

                                        THE MANUFACTURERS LIFE INSURANCE
                                        COMPANY (U.S.A.)


                                        By: /s/ Stephen Rosen
                                            ------------------------------------
                                            Assistant Secretary